Exhibit 10.1

AMENDED AND RESTATED FIFTH AMENDMENT

TO

MASTER LEASE AGREEMENT

This Amended and Restated Fifth Amendment to Master Lease Agreement (the “Amended and Restated Fifth Amendment”) is dated August 11, 2026 (the “Effective Date”), by and between KCP RE LLC, a Delaware limited liability company (“Landlord”), and KINDERCARE EDUCATION LLC, a Delaware limited liability company (f/k/a Knowledge Universe Education LLC) (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a Master Lease Agreement as of August 1, 2015 (the “Original Lease”), as amended pursuant to a First Amendment to Master Lease Agreement dated as of November 13, 2015 (the “First Amendment”), a Second Amendment to Master Lease dated as of April 4, 2018 (the “Second Amendment”), a Third Amendment to Master Lease Agreement dated June 11, 2020 (the “Third Amendment”), a letter agreement dated October 21, 2020 (the “2020 Letter Agreement”), a Fourth Amendment to Master Lease Agreement dated June 3, 2022 (the “Fourth Amendment”) and a Fifth Amendment to Master Lease Agreement dated April 8, 2026 (the “Fifth Amendment”). This Amended and Restated Fifth Amendment amends, restates and supersedes the Fifth Amendment in its entirety. The New Master Lease referred to in the Fifth Amendment is hereby cancelled and superseded by the New Master Lease referred to in Section 2 of this Amended and Restated Fifth Amendment. The Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment, 2020 Letter Agreement, and Fourth Amendment is hereinafter referred to as the “Existing Lease”). Pursuant to the Existing Lease, Landlord leases to Tenant each of the Sites, as more particularly described therein. For purposes of this Amended and Restated Fifth Amendment, the Existing Lease as amended by this Amended and Restated Fifth Amendment shall be referred to herein as the “Lease”;

WHEREAS, as a condition to Landlord entering into the First Amendment, KUEHG Corp., a Delaware corporation (“Guarantor”), executed and delivered that certain Guaranty Agreement dated November 13, 2015, in favor of Landlord (the “Guaranty”);

WHEREAS, as of the Effective Date, the 13 Sites listed on Schedule 1 (the “Schedule 1 Sites”), have been transferred to KCP RE II LLC, a Delaware limited liability company (“KCP RE II”);

WHEREAS, Landlord and Tenant desire to further amend the Existing Lease as more particularly described herein. Each capitalized term used in this Amendment not defined herein shall have the same meaning ascribed to it in the Lease.

AGREEMENTS

NOW THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Current Status of Sites Covered by Existing Lease. There are 545 Sites currently subject to the provisions of the Existing Lease. The Initial Term of the Existing Lease for thirty (30) of the Sites expires July 31, 2035. The Initial Term of the Existing Lease for the remainder of the Sites expires July 31, 2033. Tenant has Term Extension Options with respect to certain of the Sites, which Term Extension Options are modified or terminated as provided in Section 5 of this Amended and Restated Fifth Amendment. The 545 Sites are listed on Schedules 1, 2, 3, 4, 5 and 6, attached hereto and made a part hereof. The 51 Sites listed on Schedule 2 are referred to herein as the “Schedule 2 Sites”. The 37 Sites listed on Schedule 3 are referred to herein as the “Schedule 3 Sites”. The 177 Sites listed on Schedule 4 are referred to herein as the “Schedule 4 Sites”. The 237 Sites listed on Schedule 5 are referred to herein as the “Schedule 5 Sites”. The 30 Sites listed on Schedule 6 are referred to herein as the “Schedule 6 Sites”.

2. Termination of Lease for Schedule 1 Sites. As of the Effective Date, the Lease Term shall end with respect to each of the Schedule 1 Sites only and the obligations of Tenant under the Lease (other than any obligations expressed therein as surviving termination of the Lease), with respect to the Schedule 1 Sites shall terminate. As of the Effective Date, KCP RE II, as landlord, and Tenant shall enter into a new master lease agreement (the “New Master Lease”) effective as of the Effective Date, with respect to the Schedule 1 Sites with a term commencing on the day following the Effective Date and ending December 31, 2029. The Lease, as amended, shall continue in full force and effect with respect to the Schedule 2 Sites, Schedule 3 Sites, Schedule 4 Sites, Schedule 5 Sites and Schedule 6 Sites (hereinafter referred to as the “Retained Sites”).

3. Tenant to Remain in Possession of Schedule 1 Sites. Notwithstanding the termination of the Lease with respect to each of the Schedule 1 Sites, Tenant shall remain in possession thereof and continue to lease and occupy the same under the terms of the New Master Lease.

4. Annual Rent for Schedule 1 Sites. The Annual Rent for the Schedule 1 Sites payable under the New Master Lease shall be $2,016,130 per year, payable monthly, which is the same amount as currently payable under the Lease with respect to such Schedule 1 Sites.

5. Restructuring of Lease for Retained Sites.

(a) Schedule 2 Sites. Effective as of the Effective Date, the Initial Term of the Lease for the Schedule 2 Sites is hereby modified to be the period beginning on the Commencement Date and ending on December 31, 2033. The “Adjustment Date” for the Schedule 2 Sites shall be August 1, 2030. Tenant has no Term Extension Options with respect to the Schedule 2 Sites.

(b) Schedule 3 Sites. Effective as of the Effective Date, the Initial Term of the Lease for the Schedule 3 Sites is hereby modified to be the period beginning on the Commencement Date and ending on December 31, 2036. The “Adjustment Dates” for the Schedule 3 Sites shall be August 1, 2030 and August 1, 2035. Tenant has no Term Extension Options with respect to the Schedule 3 Sites.

(c) Schedule 4 Sites. Effective as of the Effective Date, the Initial Term of the Lease for the Schedule 4 Sites is hereby modified to be the period beginning on the Commencement Date and ending on December 31, 2038. The “Adjustment Dates” for the Schedule 4 Sites shall be August 1, 2030 and August 1, 2035. Tenant shall have one (1) Term Extension Option for a period of five (5) Lease Years with respect to all but not less than all of the Schedule 4 Sites. If Tenant exercises its Term Extension Option with respect to the Schedule 4 Sites, the Annual Rent shall also be adjusted pursuant to the Lease on August 1, 2040, which shall be an Adjustment Date.

(d) Schedule 5 Sites. Effective as of the Effective Date, the Initial Term of the Lease for the Schedule 5 Sites is hereby modified to be the period beginning on the Commencement Date and ending on December 31, 2040. The “Adjustment Dates” for the Schedule 5 Sites shall be August 1, 2030, August 1, 2035 and August 1, 2040. Tenant shall have one (1) Term Extension Option for a period of five (5) Lease Years with respect to all but not less than all of the Schedule 5 Sites. If Tenant exercises its Term Extension Option with respect to the Schedule 5 Sites, the Annual Rent shall also be adjusted pursuant to the Lease on August 1, 2045, which shall be an Adjustment Date.

(e) Schedule 6 Sites. Effective as of the Effective Date, the Initial Term of the Lease for the Schedule 6 Sites is hereby modified to be the period beginning on the Commencement Date and ending on December 31, 2042. The “Adjustment Dates” for the Schedule 6 Sites shall be August 1, 2030, August 1, 2035 and August 1, 2040. Tenant shall have one (1) Term Extension Option for a period of five (5) Lease Years with respect to all but not less than all of the Schedule 6 Sites. If Tenant exercises its Term Extension Option with respect to the Schedule 6 Sites, the Annual Rent shall also be adjusted pursuant to the Lease on August 1, 2045, which shall be an Adjustment Date.

6. Escalation Percentage. Effective as of the Effective Date, Section 1.1(43) of the Lease is hereby amended to read as follows: “Escalation Percentage” means, as of any Adjustment Date, the lesser of (i) twelve and one-half percent (12.5%); or (ii) the applicable Index Increase.

7. Surrender Condition of Sites. On or prior to the expiration date of the Term for any Site, Tenant will vacate and surrender such Site to Landlord in “Lease Compliant Condition”. Lease Compliant Condition means that the Site is in the condition required by Sections 8.1, 10.1, 10.2 of the Lease and that Tenant has fully performed its obligations thereunder.

8. Amendment to Article 16 of Existing Lease.

(a) Section 16.1B of Existing Lease. Effective as of the Effective Date, Section 16.1B of the Lease is amended to provide that the deductible or self-insured retention amounts for all insurance policies required to be provided by Tenant pursuant to the Lease shall be subject to the approval of Landlord and Landlord’s Mortgage Lender. Such approvals shall take into account the deductible or self-insured retention amounts then available to Tenant in the insurance market. In the event of a conflict between the Lease and Mortgage Loan Agreement, the Mortgage Loan Agreement will control.

(b) Amendment to Section 16.2A. Effective as of the Effective Date, Section 16.2A is amended to (i) provide that all Policies shall be issued by insurance companies that are licensed to do business in the state where the Premises are located or in the jurisdiction where such insurance companies are organized; and (ii) provide that a self-insured retention is permitted in lieu of a deductible. In the event of a conflict between the Lease and Mortgage Loan Agreement, the Mortgage Loan Agreement will control.

(c) Alignment to Mortgage Loan Agreement. Effective as of the Effective Date, Tenant will provide the insurance described in Section 5.15 of the Mortgage Loan Agreement. In the event of a conflict between the Lease and Mortgage Loan Agreement, the Mortgage Loan Agreement will control.

(d) Exhibit E. Exhibit E is hereby deleted and replaced with Exhibit E attached hereto.

9. Amendment to Section 28.14 of Existing Lease. Effective as of the Effective Date, Section 28.14 is deleted and replaced with the following:

Confidentiality. Neither party, nor its respective agents, representatives, employees, partners, members, officers or directors will disclose the economic terms of this Lease or any Proprietary Information (collectively, “Confidential Information”) except (i) with the prior consent to such disclosure from the other party, which consent may be withheld at either party’s sole discretion, (ii) as required by any applicable law, court order, subpoena or legal or regulatory requirement, as required by rules of any applicable securities market or exchange or as required in connection with any litigation (or arbitration) between the parties hereto or (iii) to such party’s members, partners, employees, officers, directors, agents, attorneys, accountants, consultants, investors, potential investors, lenders (including the Lenders), potential lenders, purchasers, potential purchasers or assignees and service providers who have a reason to know such Confidential Information in accordance with usual and customary business practices of Landlord or Tenant, as the case may be, provided that Landlord and Tenant shall remain liable for any breach of the provisions of this Section 28.14 by any of the parties for whom it is responsible. The obligation hereunder to maintain the confidentiality of Confidential Information and to refrain from use of Confidential Information for any purposes not agreed upon shall not expire. The foregoing restriction on the dissemination of Confidential Information shall not apply to any information that is (A) known to the receiving party prior to the disclosure thereof by or on behalf of the disclosing party so long as the receiving party was not under an obligation not to disclose at the time of receipt, (B) developed by the receiving party independently of any of the other Confidential Information, (C) known to the public through no act or fault of the receiving party in violation of this Section 28.14 or (D) disclosed to the receiving party by a third party that, to the receiving party’s knowledge, is under no obligation of confidentiality to the disclosing party. Without limiting the provisions of clause (iii) above, Confidential Information (1) may be disclosed by Landlord to any lender(s) (including Lenders) or any prospective lender(s) of Landlord or any Affiliate of Landlord and by any such lender(s) (including Lenders) or prospective lender(s) to their actual or prospective successors and assigns, any Affiliates of the foregoing, any loan servicer, any Rating Agencies or other NRSROs or any other Person in connection with a loan or prospective loan (including the Loans) and (2) may be used or disseminated, including any and all information in such lender’s or prospective lender’s possession regarding Tenant, this Lease, the Premises and/or any loan (including the Loans) in any disclosure document, in any advertising, promotional or marketing materials that are prepared by or on behalf of such lender or prospective lender in connection with any

Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of such lender or prospective lender, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs, and such materials and presentations may describe this Lease in general terms or in detail. Landlord acknowledges that and has advised its officers, employees and directors that Tenant is a publicly-traded company. Landlord agrees to comply in all material respects with United State securities laws in connection with the disclosure of Confidential Information.

10. Annual Rent. As of the expiration date of the Term for any Site or the removal of any Site from the Lease, the Annual Rent payable shall be reduced by the amount of the Annual Rent allocated for such particular Site, as shown on Schedule 1- Schedule 6.

11. Title and Authority. Each of Landlord and Tenant hereby represents and warrants as follows and as applicable as to the representing party: (a) the representing party has full right, power and authority to execute, deliver and perform this Amended and Restated Fifth Amendment, and all required action and approvals therefor have been duly taken and obtained by the representing party, and (b) this Amended and Restated Fifth Amendment is and shall be binding upon and enforceable against the representing party in accordance with its terms and will not result in a breach of or constitute a default of any instrument or agreement to which the representing party or the Premises is subject or bound. The individual executing this Amended and Restated Fifth Amendment on behalf of each party represents and warrants that he or she is duly authorized to do so and to bind such party hereto.

12. Time is of the Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Amended and Restated Fifth Amendment.

13. Conflict in Terms. All other terms and conditions set forth in the Existing Lease are hereby ratified and shall remain the same and the Existing Lease, as amended by this Amended and Restated Fifth Amendment, continues to be in full force and effect. To the extent that any provision of this Amended and Restated Fifth Amendment conflicts with the Existing Lease, the terms of this Amended and Restated Fifth Amendment shall control.

14. Binding Effect. The provisions of this Amended and Restated Fifth Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. No amendment, modification or supplement to this Amended and Restated Fifth Amendment shall be binding upon the parties unless in writing and executed by Landlord and Tenant.

15. Entire Amendment. This Amended and Restated Fifth Amendment and the Existing Lease contain the entire agreement between Landlord and Tenant with respect to the Premises and supersedes all prior and contemporaneous agreements between them with respect to such matters. Except for the Existing Lease and this Amended and Restated Fifth Amendment and any other written document executed by party against whom such document is sought to be enforced, no prior agreements or understandings with respect to the lease by Landlord to Tenant of the Premises shall be valid or of any force or effect.

16. Ambiguity. All provisions of this Amended and Restated Fifth Amendment have been negotiated by both parties at arms’ length and neither party shall be deemed the scrivener of this Amended and Restated Fifth Amendment. This Amended and Restated Fifth Amendment shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof.

17. Severability. If any provision of this Amended and Restated Fifth Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amended and Restated Fifth Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.

18. Brokers. Tenant and Landlord each represent and warrant to the other that it did not deal with any agent or broker in connection with the transaction evidenced by this Amended and Restated Fifth Amendment. Tenant and Landlord shall each indemnify the other party, and such other party’s beneficiaries, agents, partners and employees and hold them harmless form and against all claims, loss, cost, damage or expense, including, but not limited to, reasonable attorneys’ fees actually incurred without regard to any statutory presumption and court costs, incurred by the other party as a result of or in conjunction with a claim of any real estate agent or broker, if made by, through or under the indemnifying party. The provisions of this section shall survive the expiration or earlier termination of the Lease.

19. Additional Documents. The parties hereto shall, whenever and as often as reasonably requested to do so by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered any and all documents and instruments as may be necessary, expedient or proper to carry out the intent and purpose of this Amended and Restated Fifth Amendment, provided that the requesting party shall bear the cost and expense of preparing such further instruments and documents.

20. Counterparts; Scanned Email Signatures. This Amended and Restated Fifth Amendment may be executed in counterparts. Such counterparts taken together shall constitute one and the same agreement. It is agreed that an electronic .pdf signature shall evidence and constitute valid execution of this Amended and Restated Fifth Amendment and shall be binding upon the signing party and shall be the same as delivery of an original. At the request of either party, an original signed document will be provided to the requesting party.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Fifth Amendment as of the date set forth above.

LANDLORD:

KCP RE LLC, a Delaware limited liability company

By:	/s/ Stanley E. Maron
Name: Stanley Maron
Title: Secretary

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
	)	ss:
COUNTY OF LOS ANGELES	)

On the 4th day of August in the year 2026, before me, the undersigned, personally appeared Stanley E. Maron personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed in the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on said instrument, such individual, and the person or entity upon behalf of which such individual acted, executed the instrument.

/s/ Nanette Carey

Notary Public

My commission expires:

[Notary seal]

TENANT:

KINDERCARE EDUCATION LLC, a Delaware limited liability company (f/k/a Knowledge Universe Education LLC)

By:	/s/ Mark Warren
Name: Mark Warren
Title: VP Facilities, Real Estate & Development

STATE OF OREGON	)
	)	ss:
COUNTY OF MULTNOMAH	)

This record was acknowledged before me on July 28, 2026, by Mark Warren as VP Facilities, Real Estate & Development of KINDERCARE EDUCATION LLC.

/s/ Carrie Ann Fort-Ludwig
Notary Public – State of Oregon

CONSENT AND REAFFIRMATION OF GUARANTOR

The undersigned (“Guarantor”) consents to the foregoing Amended and Restated Fifth Amendment to Master Lease Agreement (the “Amended and Restated Fifth Amendment”) and reaffirms its obligations under that certain Guaranty Agreement, dated November 13, 2015 (the “Guaranty”). All initially capitalized terms used but not defined in this Guarantor Consent (this “Consent”) shall have the meanings assigned to such terms in the Amended and Restated Fifth Amendment. Guarantor hereby consents to the Amended and Restated Fifth Amendment and the transactions contemplated thereby, and hereby reaffirms its obligations under the Guaranty. Guarantor further reaffirms that its obligations under the Guaranty are separate and distinct from Tenant’s obligations and reaffirms its waivers, as set forth in the Guaranty, of each and every one of the possible defenses to such obligations. Guarantor expressly acknowledges and agrees that it has no defenses, counterclaims or offsets with respect to its obligations under the Guaranty, nor any claims against Tenant of any nature whatsoever.

Agreed and Acknowledged:

Dated as of: 8/11/2026

GUARANTOR:

KUEHG CORP., a Delaware corporation

By:	/s/ Mark Warren
Name:	Mark Warren
Title:	VP Facilities, Real Estate & Development

STATE OF OREGON	)
	)	ss:
COUNTY OF MULTNOMAH	)

This record was acknowledged before me on July 28, 2026, by Mark Warren as VP Facilities, Real Estate & Development of KUEHG CORP.

/s/ Carrie Ann Fort-Ludwig
Notary Public – State of Oregon